UNITED NATURAL FOODS, INC. REPORTS
SECOND QUARTER FISCAL 2026 RESULTS
Providence, RI - March 10, 2026 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the second quarter of fiscal 2026 (13 weeks) ended January 31, 2026.
Second Quarter Fiscal 2026 Performance (comparisons to second quarter fiscal 2025)
•Net sales decreased 2.6% to $7.9 billion, including a nearly 500 basis point impact from optimization actions
•Net income of $20 million; Net income per diluted share (EPS) of $0.31
•Adjusted EBITDA(1) increased 23.4% to $179 million
•Adjusted EPS(1) increased to $0.62
•Net cash provided by operating activities was $283 million; Free cash flow(1) was $243 million
Recent Financial and Operational Summary
•Updating outlook to increase all profitability metrics and raise free cash flow, while reducing net sales
•Improving effectiveness and efficiency driven by network optimization, continued adoption of lean processes and high impact technology implementation
◦On-time deliveries and productivity increased compared to prior year quarter
◦Operating expenses declined nearly 6% and operating expense rate declined approximately 40 basis points
•Net leverage ratio(1) declined sequentially to 2.7x, lowest since fiscal 2023; now expect to be ~2.3x by year-end, meaningfully lower than prior target of ≤ 2.5x by year-end fiscal 2026
•Repurchased nearly 750,000 shares for approximately $25 million
“In the second quarter, disciplined execution of our value creation strategy delivered growth in profitability and free cash flow ahead of our projections, which enabled us to further strengthen our balance sheet and increase our financial flexibility. With a sharpened focus on our growing $90 billion target addressable market, we are working to help differentiating retailers continue to accelerate profitable growth in a dynamic marketplace,” said Sandy Douglas, UNFI’s CEO.
Douglas continued, “Looking ahead, our new business pipeline is strong. And we remain committed to continuously improving our effectiveness and efficiency, delivering our updated outlook and strengthening our capabilities to create long-term value for our customers, suppliers, associates, and shareholders.”
Second Quarter Fiscal 2026 Summary

	13-Week Period Ended		Percent Change
($ in millions, except for per share data)	January 31, 2026	February 1, 2025
Net sales	$7,947	$8,158	(2.6)%
Natural	$4,290	$4,021	6.7%
Conventional	$3,392	$3,861	(12.1)%
Retail	$560	$610	(8.2)%
Eliminations	$(295)	$(334)	(11.7)%
Net income (loss)	$20	$(3)	N/M
Adjusted EBITDA(1)	$179	$145	23.4%
Earnings (loss) per diluted share (EPS)	$0.31	$(0.05)	N/M
Adjusted earnings per diluted share (Adjusted EPS)(1)	$0.62	$0.22	181.8%
Net cash provided by operating activities	$283	$247	14.6%
Payments for capital expenditures	$(40)	$(54)	(25.9)%
Free cash flow(1)	$243	$193	25.9%
N/M - not meaningful
(1)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Net sales decreased 2.6% in the second quarter of fiscal 2026 compared to the same period in the prior year, and includes an a nearly 500 basis point impact from accretive optimization during the quarter. This was largely driven by an anticipated decrease in conventional sales primarily due to the transition out of the Allentown, Pennsylvania distribution center in the first quarter of fiscal 2026.

Gross profit in the second quarter of fiscal 2026 was $1.0 billion, a decrease of $26 million, or 2.4%, compared to the second quarter of fiscal 2025. The gross profit rate in the second quarter of fiscal 2026 was 13.2% of net sales compared to 13.1% of net sales in the second quarter of fiscal 2025. The gross profit rate was benefitted by network optimization and customer mix as well as higher levels of procurement gains, partially offset by a lower gross margin rate in the Retail segment.

Operating expenses in the second quarter of fiscal 2026 were $972 million, or 12.2% of net sales, compared to $1,031 million, or 12.6% of net sales, in the second quarter of fiscal 2025. The decrease in operating expenses as a percentage of net sales was driven by the benefits from cost saving initiatives, including network optimization and higher levels of distribution center productivity.

Interest expense, net for the second quarter of fiscal 2026 was $32 million compared to $38 million for the second quarter of fiscal 2025 driven by lower average outstanding debt balances.

Effective tax rate for the second quarter of fiscal 2026 was an expense rate of 13.0% on pre-tax income compared to a benefit rate of 60.0% on pre-tax loss for the second quarter of fiscal 2025. The change from the second quarter of fiscal 2025 was primarily driven by the increase in pre-tax income during the second quarter of fiscal 2026.

Net income for the second quarter of fiscal 2026 was $20 million. Net loss for the second quarter of fiscal 2025 was $3 million.

Adjusted EBITDA for the second quarter of fiscal 2026 increased 23.4% to $179 million from $145 million for the second quarter of fiscal 2025.

Net earnings per diluted share was $0.31 for the second quarter of fiscal 2026 compared to net loss per diluted share of $0.05 for the second quarter of fiscal 2025.

Adjusted earnings per share was $0.62 for the second quarter of fiscal 2026 compared to $0.22 in the second quarter of fiscal 2025.

Capital Structure and Financing Overview
•Free Cash Flow – Net cash provided by operating activities was $283 million in the second quarter of fiscal 2026 compared to $247 million in the second quarter of fiscal 2025, reflecting higher profitability and more efficient working capital use. The Company made payments of $40 million for capital expenditures in the second quarter of fiscal 2026 compared to $54 million in the second quarter of fiscal 2025, with the lower spending driven by the timing of large-scale capital projects, such as automation. Free cash flow was $243 million in the second quarter of fiscal 2026, compared to free cash flow of $193 million in the second quarter of fiscal 2025.
•Net Leverage – Total outstanding debt, net of cash, was $1.68 billion at the end of the second quarter of fiscal 2026, reflecting a decrease of $219 million compared to the end of the first quarter of fiscal 2026 and a decrease of $368 million compared to the end of the second quarter of fiscal 2025. The Net leverage ratio was 2.7x as of January 31, 2026.
•Liquidity – As of January 31, 2026, total liquidity was approximately $1.34 billion, consisting of $52 million in cash, plus the unused capacity of approximately $1.29 billion under the Company’s asset-based lending facility.
•Repurchase program – During the second quarter of 2026, the Company repurchased 742,622 shares at an average price of $33.66 for an aggregate cost of approximately $25 million.

Fiscal 2026 Outlook (1)

The Company is updating its full-year outlook:

Fiscal Year Ending August 1, 2026 (52 weeks)	Previous Full Year Outlook Provided December 2, 2025	Updated Full Year Outlook
Net sales ($ in billions)	$31.6 - $32.0	$31.0 - $31.4
Net income ($ in millions)	$0 - $50	$50 - $75
EPS (2)	$0.00 - $0.80	$0.80 - $1.20
Adjusted EPS (2)(3)(4)	$1.50 - $2.30	$2.30 - $2.70
Adjusted EBITDA (4) ($ in millions)	$630 - $700	$680 - $710
Capital and cloud implementation expenditures (4)(5) ($ in millions)	~ $250	~ $250
Free cash flow (4)(5) ($ in millions)	~ $300	~ $330

(1)The outlook provided above is for fiscal 2026 only. This outlook is forward-looking, is based on management’s current estimates and expectations and is subject to a number of risks, including many that are outside of management’s control. This outlook does not include any incremental impact from insurance proceeds. See cautionary Safe Harbor Statement below.
(2)Earnings per share amounts as presented include rounding.
(3)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The outlook for Adjusted EPS reflects a tax rate of 25%. See additional information at the end of this release regarding the non-GAAP financial measure adjusted effective tax rate.
(4)See additional information at the end of this release regarding non-GAAP financial measures. The Company is unable to provide a full reconciliation for outlook to the most comparable GAAP measure without unreasonable effort due to the difficulty in predicting the amounts for certain adjustment items.
(5)The components of Capital and cloud implementation expenditures for fiscal 2026 will be primarily dependent on the nature of certain contracts to be executed. As such, the Company is unable to reconcile the outlook for Free cash flow as well as Capital and cloud implementation expenditures in fiscal 2026 to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call and Webcast

The Company’s second quarter fiscal 2026 conference call and audio webcast will be held today, Tuesday, March 10, 2026 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (800) 715 - 9871 (conference ID 5462932). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America’s premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, eCommerce providers, and foodservice customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is delivering value for its stakeholders, visit www.unfi.com.

INVESTOR CONTACTS:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Kristyn Farahmand
Chief Strategy Officer
612-439-6625 kristyn.farahmand@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including under the section entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended August 2, 2025 filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2025 and other filings the Company makes with the SEC, and include, but are not limited to, our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition, including as a result of the continuing consolidation of retailers and the growth of consumer choices for grocery and consumable purchases; our ability to realize the anticipated benefits of our strategic initiatives; changes in relationships with our suppliers; our ability to develop, implement, operate and maintain, and rely on third parties to operate and maintain, reliable and secure technology systems, and the effectiveness of the Company’s business continuity plans in response to an incident impacting the Company’s technology systems, such as the unauthorized incident on its technology systems; labor and other workforce shortages and challenges; the addition or loss of significant customers or material changes to our relationships with these customers; our ability to realize anticipated benefits of strategic transactions; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products; our ability to maintain sufficient volume in our Natural and Conventional businesses to support our operating infrastructure; our ability to access additional capital; increases in healthcare, pension and other costs under our single employer benefit plan and multiemployer benefit plans; the potential for additional asset impairment charges; our sensitivity to general economic conditions including inflation, tariff policy and changes in disposable income levels and consumer purchasing habits; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortages or work stoppages or otherwise; the effect of adverse decisions in, or settlement of, litigation or other proceedings to which we are subject; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; changes in tax laws and regulations, and actions by federal, state and local taxing authorities related to the interpretation and application of such tax laws and regulations; our ability to maintain food quality and safety; and volatility in fuel costs. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures Adjusted EBITDA, Adjusted EPS, adjusted effective tax rate, Free cash flow, Net leverage ratio and Capital and cloud implementation expenditures. Adjusted EBITDA is a consolidated measure which the Company reconciles by adding Net income (loss) including noncontrolling interests, less Net income attributable to noncontrolling interests, plus Non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other (income) expense, net, plus (Benefit) provision for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, non-cash LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, Loss (gain) on sale of assets and other asset charges, certain legal charges and gains, and certain other non-cash charges or other items, as determined by management. Adjusted EPS is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The adjusted effective tax rate is calculated based on adjusted net income before tax and excludes the potential impact of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. Free cash flow is defined as net cash provided by operating activities less payments for capital expenditures. Net leverage ratio (previously referred to as Net Debt to Adjusted EBITDA leverage ratio) is defined as the total carrying value of the Company’s outstanding short- and long-term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by the trailing four quarters Adjusted EBITDA. Capital and cloud implementation expenditures is defined as the sum of payments for capital expenditures and cloud technology implementation expenditures.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of Net leverage ratio are presented in the tables appearing below, where practicable. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting Adjusted EBITDA and Adjusted EPS aids in making period-to-period comparisons, assessing the performance of the Company’s business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business or that are not meaningful indicators of actual and estimated operating performance. The Company believes that providing the adjusted effective tax rate gives investors a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations. The inclusion of Free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company believes that providing Capital and cloud implementation expenditures provides investors with better visibility into the Company's total investment expenditures. The components of Capital and cloud implementation expenditures for fiscal 2026 will be primarily dependent on the nature of certain contracts to be executed. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during fiscal 2026 to the comparable periods in fiscal 2025 and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	13-Week Period Ended		26-Week Period Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net sales	$7,947	$8,158	$15,787	$16,029
Cost of sales	6,901	7,086	13,690	13,919
Gross profit	1,046	1,072	2,097	2,110
Operating expenses	972	1,031	1,968	2,046
Restructuring, acquisition and integration related expenses	8	9	30	21
Loss on sale of assets and other asset charges	9	5	23	11
Operating income	57	27	76	32
Net periodic benefit income, excluding service cost	(6)	(5)	(12)	(10)
Interest expense, net	32	38	66	74
Other expense (income), net	8	(1)	8	(3)
Income (loss) before income taxes	23	(5)	14	(29)
Provision (benefit) for income taxes	3	(3)	(2)	(7)
Net income (loss) including noncontrolling interests	20	(2)	16	(22)
Less net income attributable to noncontrolling interests	—	(1)	—	(2)
Net income (loss) attributable to United Natural Foods, Inc.	$20	$(3)	$16	$(24)

Basic earnings (loss) per share	$0.32	$(0.05)	$0.26	$(0.39)
Diluted earnings (loss) per share	$0.31	$(0.05)	$0.25	$(0.39)

Weighted average shares outstanding:
Basic	60.9	60.2	60.8	59.9
Diluted	62.7	60.2	62.7	59.9

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par values)

	January 31, 2026	August 2, 2025
ASSETS
Cash and cash equivalents	$52	$44
Accounts receivable, net	994	1,093
Inventories, net	1,989	2,095
Prepaid expenses and other current assets	212	191
Total current assets	3,247	3,423
Property and equipment, net	1,682	1,749
Operating lease assets	1,388	1,474
Goodwill	19	19
Intangible assets, net	542	576
Deferred income taxes	158	162
Other long-term assets	209	192
Total assets	$7,245	$7,595
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,788	$1,875
Accrued expenses and other current liabilities	310	319
Accrued compensation and benefits	183	227
Current portion of operating lease liabilities	150	173
Current portion of long-term debt and finance lease liabilities	7	8
Total current liabilities	2,438	2,602
Long-term debt	1,713	1,859
Long-term operating lease liabilities	1,356	1,400
Long-term finance lease liabilities	10	11
Pension and other postretirement benefit obligations	14	14
Other long-term liabilities	162	155
Total liabilities	5,693	6,041
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 64.0 shares issued and 60.8 shares outstanding at January 31, 2026; 63.1 shares issued and 60.6 shares outstanding at August 2, 2025	1	1
Additional paid-in capital	666	658
Treasury stock at cost	(111)	(86)
Accumulated other comprehensive loss	(41)	(42)
Retained earnings	1,036	1,020
Total United Natural Foods, Inc. stockholders’ equity	1,551	1,551
Noncontrolling interests	1	3
Total stockholders’ equity	1,552	1,554
Total liabilities and stockholders’ equity	$7,245	$7,595

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	26-Week Period Ended
(in millions)	January 31, 2026	February 1, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interests	$16	$(22)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	151	161
Share-based compensation	27	18
Loss (gain) on sale of assets	7	(1)
Long-lived asset impairment charges	15	1
Net pension and other postretirement benefit income	(12)	(10)
Deferred income tax expense	4	—
LIFO charge	10	10
Provision for losses on receivables	28	1
Non-cash interest expense and other adjustments	3	3
Changes in operating assets and liabilities
Accounts and notes receivable	65	(78)
Inventories	98	(59)
Prepaid expenses and other assets	60	155
Accounts payable	(89)	83
Accrued expenses and other liabilities	(138)	(125)
Net cash provided by operating activities	245	137
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(56)	(103)
Proceeds from dispositions of assets	11	5
Payments for investments	(1)	(2)
Net cash used in investing activities	(46)	(100)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	1,605	1,120
Repayments of borrowings under revolving credit line	(1,743)	(1,133)
Repayments of long-term debt and finance leases	(14)	(7)
Repurchases of common stock	(25)	—
Payments of employee restricted stock tax withholdings	(13)	(9)
Payments for debt issuance costs	—	(1)
Distributions to noncontrolling interests	(2)	(2)
Net cash used in financing activities	(192)	(32)
EFFECT OF EXCHANGE RATE ON CASH	1	(1)
NET INCREASE IN CASH AND CASH EQUIVALENTS	8	4
Cash and cash equivalents, at beginning of period	44	40
Cash and cash equivalents, at end of period	$52	$44
Supplemental disclosures of cash flow information:
Cash paid for interest	$67	$77
Cash payments (refunds) for federal, state, and foreign income taxes, net	$2	$(1)
Leased assets obtained in exchange for new operating lease liabilities	$19	$283
Leased assets obtained in exchange for new finance lease liabilities	$—	$5
Additions of property and equipment included in Accounts payable	$10	$19

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION (unaudited)
UNITED NATURAL FOODS, INC.

Reconciliation of Net income (loss) including noncontrolling interests to Adjusted EBITDA (unaudited)

	13-Week Period Ended		26-Week Period Ended
(in millions)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net income (loss) including noncontrolling interests	$20	$(2)	$16	$(22)
Adjustments to net income (loss) including noncontrolling interests:
Less net income attributable to noncontrolling interests	—	(1)	—	(2)
Net periodic benefit income, excluding service cost	(6)	(5)	(12)	(10)
Interest expense, net	32	38	66	74
Other expense (income), net	8	(1)	8	(3)
Provision (benefit) for income taxes	3	(3)	(2)	(7)
Depreciation and amortization	74	81	151	161
Share-based compensation	16	11	27	18
LIFO charge	5	3	10	10
Restructuring, acquisition and integration related expenses(1)	8	9	30	21
Loss on sale of assets and other asset charges(2)	9	5	23	11
Business transformation costs(3)	13	8	17	26
Cybersecurity incident(4)	(3)	—	1	—
Other adjustments(5)	—	2	11	2
Adjusted EBITDA	$179	$145	$346	$279
(1)Fiscal 2026 primarily reflects distribution center and store closure charges, adjustments to previously recorded multiemployer pension plan withdrawal liabilities and costs associated with certain employee severance and other employee separation costs. Fiscal 2025 primarily reflects costs associated with certain employee severance and other employee separation costs and distribution center and store closure charges.
(2)Fiscal 2026 primarily includes $5 million in non-cash impairment charges in the second quarter of fiscal 2026 related to the decision to discontinue operations at certain distribution centers, warehouses or offsite storage facilities, a $10 million non-cash asset impairment charge in the first quarter of fiscal 2026 related to the decision to close certain retail store locations and losses on the sales of receivables under the accounts receivable monetization program. Fiscal 2025 primarily includes losses on the sales of receivables under the accounts receivable monetization program.
(3)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, which are included within Operating expenses in the Condensed Consolidated Statements of Operations.
(4)The second quarter and year-to-date fiscal 2026 include $7 million and $21 million, respectively, in costs and charges related to the Cybersecurity Incident, of which $6 million and $19 million, respectively, are included within Gross profit and $1 million and $2 million, respectively, are included within Operating expenses in the Condensed Consolidated Statements of Operations. These were partially offset by $10 million and $20 million of insurance recoveries in the second quarter and year-to-date fiscal 2026, respectively, which are included within Operating expenses in the Condensed Consolidated Statements of Operations.
(5)Fiscal 2026 reflects accrued costs related to an agreement to settle certain legal proceedings, which are included within Operating expenses in the Condensed Consolidated Statements of Operations. Fiscal 2025 reflects certain estimated accrued legal-related costs, which are included within Operating expenses in the Condensed Consolidated Statements of Operations.

Reconciliation of Net income (loss) attributable to United Natural Foods, Inc. to Adjusted net income and Adjusted EPS (unaudited)

	13-Week Period Ended		26-Week Period Ended
(in millions, except per share amounts)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net income (loss) attributable to United Natural Foods, Inc.	$20	$(3)	$16	$(24)
Restructuring, acquisition and integration related expenses(1)	8	9	30	21
Loss on sale of assets and other asset charges other than losses on sales of receivables(2)	4	1	14	2
LIFO charge	5	3	10	10
Surplus property depreciation and interest expense(3)	2	1	2	1
Business transformation costs(3)	13	8	17	26
Cybersecurity incident(4)	(3)	—	1	—
Other adjustments (5)	—	2	11	2
Tax impact of adjustments and adjusted effective tax rate(6)	(10)	(8)	(27)	(15)
Adjusted net income	$39	$13	$74	$23

Diluted weighted average shares outstanding	62.7	61.7	62.7	61.4
Adjusted EPS(7)	$0.62	$0.22	$1.18	$0.38
(1)Fiscal 2026 primarily reflects distribution center and store closure charges, adjustments to previously recorded multiemployer pension plan withdrawal liabilities and costs associated with certain employee severance and other employee separation costs. Fiscal 2025 primarily reflects costs associated with certain employee severance and other employee separation costs and distribution center and store closure charges.
(2)Loss on sale of assets and other asset charges, as reflected here, does not include losses on sales of receivables under the accounts receivable monetization program, which are included in Loss on sale of assets and other asset charges on the Condensed Consolidated Statements of Operations and are not adjusted in the calculation of Adjusted EPS. Fiscal 2026 primarily includes $5 million in non-cash impairment charges in the second quarter of fiscal 2026 related to the decision to discontinue operations at certain distribution centers, warehouses or offsite storage facilities and a $10 million non-cash asset impairment charge in the first quarter of fiscal 2026 related to the decision to close certain retail store locations.
(3)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, which are included within Operating expenses in the Condensed Consolidated Statements of Operations.
(4)The second quarter and year-to-date fiscal 2026 include $7 million and $21 million, respectively, in costs and charges related to the Cybersecurity Incident, of which $6 million and $19 million, respectively, are included within Gross profit and $1 million and $2 million, respectively, are included within Operating expenses in the Condensed Consolidated Statements of Operations. These were partially offset by $10 million and $20 million of insurance recoveries in the second quarter and year-to-date fiscal 2026, respectively, which are included within Operating expenses in the Condensed Consolidated Statements of Operations.
(5)Fiscal 2026 reflects accrued costs related to an agreement to settle certain legal proceedings, which are included within Operating expenses in the Condensed Consolidated Statements of Operations. Fiscal 2025 reflects certain estimated accrued legal-related costs, which are included within Operating expenses in the Condensed Consolidated Statements of Operations.
(6)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(7)Adjusted earnings per share amounts are calculated using actual unrounded figures.

Calculation of Net leverage ratio (unaudited)

(in millions, except ratios)	January 31, 2026
Current portion of long-term debt and finance lease liabilities	$7
Long-term debt	1,713
Long-term finance lease liabilities	10
Less: Cash and cash equivalents	(52)
Net carrying value of debt and finance lease liabilities	1,678
Adjusted EBITDA(1)	$619
Net leverage ratio	2.7x
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended January 31, 2026. Refer to the following table for the reconciliation of Adjusted EBITDA trailing four quarters.

Reconciliation of trailing four quarters Net loss including noncontrolling interests to Adjusted EBITDA (unaudited)

(in millions)	52-Week Period Ended January 31, 2026
Net loss including noncontrolling interests	$(77)
Adjustments to net loss including noncontrolling interests:
Less net income attributable to noncontrolling interests	(1)
Net periodic benefit income, excluding service cost	(22)
Interest expense, net	138
Other expense, net	8
Benefit for income taxes	(34)
Depreciation and amortization	311
Share-based compensation	52
LIFO benefit	(2)
Restructuring, acquisition and integration related expenses	103
Loss on sale of assets and other asset charges	54
Business transformation costs	38
Cybersecurity incident	27
Other adjustments	24
Adjusted EBITDA(1)	$619
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended January 31, 2026.

Reconciliation of Net cash provided by operating activities to Free cash flow (unaudited)

	13-Week Period Ended		26-Week Period Ended
(in millions)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net cash provided by operating activities	$283	$247	$245	$137
Payments for capital expenditures	(40)	(54)	(56)	(103)
Free cash flow	$243	$193	$189	$34

Reconciliation of Payments for capital expenditures to Capital and cloud implementation expenditures (unaudited)

	13-Week Period Ended		26-Week Period Ended
(in millions)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Payments for capital expenditures	$40	$54	$56	$103
Cloud technology implementation expenditures(1)	8	1	9	5
Capital and cloud implementation expenditures	$48	$55	$65	$108
(1)Cloud technology implementation expenditures are included in operating activities in the Condensed Consolidated Statements of Cash Flows.

Reconciliation of estimated 2026 and actual 2025 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Estimated Fiscal 2026	Actual Fiscal 2025
U.S. GAAP effective tax rate	20%	25%
Discrete quarterly recognition of GAAP items(1)	4%	(1)%
Tax impact of other charges and adjustments(2)	5%	(13)%
Changes in valuation allowances(3)	(4)%	5%
Other(4)	—%	—%
Adjusted effective tax rate(4)	25%	16%
Note: As part of the year-end reconciliation, we update the reconciliation of the GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments that are excluded from pre-tax income when calculating Adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.